Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hailiang Education Group Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated October 9, 2014, except as to Note 10, which is as of December 24, 2014, contains an explanatory paragraph that states that Hailiang Education Group Inc. and its subsidiaries entered into significant transactions with related parties during each of the years in the three-year period ended June 30, 2014.

/s/ KPMG Huazhen (SGP)

Shanghai, China

March 20, 2015